                                                                                                         EXHIBIT 99

Investor Contact:
Robert G. Burrows
Vice President, Investor Relations
240-631-3280
BurrowsR@ebsi.com

Media Contact:
Lynn Kieffer
Vice President, Corporate Communications
240-631-3391
KiefferL@ebsi.com

EMERGENT BIOSOLUTIONS COMPLETES ACQUISITION OF RAXIBACUMAB, AN FDA-APPROVED ANTHRAX MONOCLONAL ANTIBODY, FROM GSK

•	Transaction anticipated to be additive by approximately $9 million to revenue and neutral to GAAP net income for full year 2017

GAITHERSBURG, Md., October 3, 2017—Emergent BioSolutions Inc. (NYSE: EBS) announced today that it has completed its acquisition of raxibacumab, a fully human monoclonal antibody approved by the U.S. Food and Drug Administration (FDA) for the treatment and prophylaxis of inhalational anthrax, from GSK (LSE/NYSE: GSK). With the acquisition, Emergent also plans to assume responsibility for a multi-year contract with the Biomedical Advanced Research and Development Authority (BARDA), valued at up to approximately $130 million to supply the product to the U.S. Strategic National Stockpile (SNS) through November 2019. The completion of the acquisition follows the satisfaction or waiver by the parties, as applicable, of all closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act), as amended.

"The acquisition of raxibacumab expands Emergent's portfolio of approved medical countermeasures that address public health threats and reflects our commitment to meeting our customers' preparedness needs," said Daniel J. Abdun-Nabi, president and chief executive officer of Emergent BioSolutions. "We look forward to continuing to supply the SNS with this and other critical countermeasures that address Category A bioterrorism threats such as anthrax, botulism, and smallpox."

2017 Financial Forecast
For full year 2017, the company anticipates that the acquisition of raxibacumab will be additive to revenue by approximately $9 million and neutral to GAAP net income, reflecting the impact of initial costs to begin the process of transferring raxibacumab manufacturing from GSK to Emergent, expected to be completed in 2020. On November 2, the company will be issuing financial results for the three and nine months ended September 30, at which time it will provide a more comprehensive update on full year 2017 guidance.

About Raxibacumab
Raxibacumab is the only fully human monoclonal antibody approved by the FDA for the treatment and prophylaxis of inhalational anthrax due to Bacillus anthracis. It was approved in December 2012 and has Orphan Drug designation in the U.S. Raxibacumab is indicated for the treatment of adult and pediatric patients with inhalational anthrax in combination with appropriate antibacterial drugs and for prophylaxis of inhalational anthrax when alternative therapies are not available or not appropriate. Raxibacumab has been supplied to the SNS since 2009 under contracts with BARDA, a division of the Office of the Assistant Secretary for Preparedness and Response at the U.S. Department of Health and Human Services.

About Emergent BioSolutions
Emergent BioSolutions Inc. is a global life sciences company seeking to protect and enhance life by focusing on providing specialty products for civilian and military populations that address accidental, intentional, and naturally emerging public health threats. Through our work, we envision protecting and enhancing 50 million lives with our products by 2025. Additional information about the company may be found at emergentbiosolutions.com. Follow us @emergentbiosolu.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding the potential opportunities and financial impact of the transaction, our plans to transfer the manufacturing and fill/finish processes to our Bayview and Camden facilities, respectively, and any other statements containing the words "believes," "expects," "anticipates," "intends," "plans," "targets," "forecasts," "estimates" and similar expressions are forward-looking statements. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements, including our ability to successfully integrate the assets and realize the benefits of the transaction; the availability of funding and the placement of delivery orders under the current BARDA contract for raxibacumab; the availability of funding and the U.S. government's support of our plans for the transfer of the manufacturing and fill/finish processes to our Bayview and Camden facilities, respectively, and the timing thereof; and our ability to secure a follow-on, multi-year contract with the U.S. government.

The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the SEC, when evaluating our forward-looking statements.

Acknowledgment of Federal Funding
The aforementioned activities relating to raxibacumab have been funded in whole or in part with Federal funds from the Department of Health and Human Services; Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority, under Contract Number HHSO100201300008I.

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